Exhibit 99.1

New York Community Bancorp, Inc. Reports 2Q 2014 Diluted Non-GAAP Cash Earnings Per Share of $0.29 (1) and Diluted GAAP Earnings Per Share of $0.27

Board of Directors Declares 42nd Consecutive Quarterly Cash Dividend of $0.25 per Share

2Q 2014 Highlights

  Strong Earnings, Strong Returns:
  -     The Company generated 2Q 2014 GAAP earnings of $118.7 million, providing a 1.06% return on average tangible assets and a 14.46% return on average tangible stockholders’ equity. (2)
  Robust Held-for-Investment Loan Production:
  -     Loans originated for investment totaled $2.9 billion in 2Q 2014, exceeding the volumes produced in the trailing and year-earlier three months.
  -     Multi-family loans accounted for $2.1 billion of the held-for-investment loans produced in the quarter, up $165.0 million sequentially and $713.9 million year-over-year.
  Continued Loan Growth:
  -     Multi-family loans rose $1.6 billion in the first six months of the year, to $22.3 billion, reflecting an annualized growth rate of 15.6%.
  -     Total held-for-investment loans grew $2.1 billion, or 14.4% (annualized), from the year-end 2013 balance to $32.0 billion at 6/30/2014.
  Superior Asset Quality:
  -     Non-performing non-covered loans declined $24.9 million, or 24.1%, from the year-end 2013 balance and represented 0.25% of total non-covered loans at 6/30/2014.
  -     The Company recorded net recoveries of $112,000 in 2Q 2014.
  Continued Deposit Growth:
  -     Deposits rose $1.7 billion, or 6.6% (non-annualized), from the year-end 2013 balance to $27.4 billion at 6/30/2014.
  Exceptional Efficiency:
  -     The efficiency ratio improved to 43.37% in 2Q 2014 from 44.81% in the first quarter of this year.
  Solid Capital Measures:
  -     Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.24% of tangible assets at 6/30/2014. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--July 23, 2014--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $118.7 million, or $0.27 per diluted share, for the three months ended June 30, 2014 and $233.9 million, or $0.53 per diluted share, for the six months ended at that date.

__________

Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

In addition, the Company reported cash earnings of $128.6 million, or $0.29 per diluted share, for the current second quarter and $254.3 million, or $0.58 per diluted share, for the current six-month period. (1)

Commenting on the Company’s current second quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, “We’re gratified by the quarter’s results and the degree to which our earnings reflect our focus on asset quality and the growth of our multi-family loan portfolio.

“Indicative of our focus on the quality of our assets, we reported a 30.7% reduction in non-performing loans over the course of the quarter, which contributed to a 20.8% reduction in non-performing assets at the end of June. The balance of loans 30-89 days past due fell 78.4% to a modest $4.0 million, contributing to a 26.1% decline in total delinquencies. Furthermore, we were pleased to note the absence of net charge-offs in the quarter; in fact, we recorded net recoveries in the last three months, instead.

“While the nature of our primary lending niche deserves much of the credit for the quality of our assets, so too does the way in which we underwrite our loans. For example, the sequential decline in non-performing loans was due to a group of loans to a single borrower totaling $32.2 million that transitioned to OREO--and also were sold--in the second quarter, resulting in a $6.0 million gain.

“While maintaining our asset quality is clearly important to us, so too is our ability to grow our loan portfolio. Reflecting six-month originations of $5.7 billion--including $2.9 billion in the second quarter--our portfolio of held-for-investment loans grew at an annualized rate of 14.4% from the end of December to $32.0 billion at the end of June. Multi-family loans accounted for the bulk of the increase, having grown to $22.3 billion at an annualized rate of 15.6%.

“Reflecting our asset quality and the growth of our loans, among other factors, our GAAP earnings rose sequentially to $0.27 per diluted share in the second quarter, while our cash earnings held steady at $0.29 per diluted share.”

Board of Directors Declares $0.25 per Share Dividend Payable on August 20, 2014

“Given the strength of our earnings, as well as that of our capital position, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share, payable on August 20, 2014 to shareholders of record at the close of business on August 8, 2014. This is our 81st consecutive quarterly cash dividend as a public institution and our 42nd consecutive quarterly cash dividend of $0.25 per share,” Mr. Ficalora said.

Balance Sheet Summary

Total assets grew $1.9 billion, or 4.1%, from the balance at the end of December to $48.6 billion at June 30, 2014. The increase was largely driven by a $2.0 billion rise in total loans, net to $34.7 billion, representing 71.4% of total assets at that date.

Non-Covered Loans Held for Investment

Non-covered loans held for investment represented $32.0 billion, or 65.8%, of total assets at the end of the second quarter, reflecting a six-month increase of $2.1 billion, or 7.2%. The Company originated $5.7 billion of held-for-investment loans in the first half of this year, exceeding the year-earlier six-month volume by $1.0 billion, or 21.5%. Second-quarter originations accounted for $2.9 billion of the current six-month total, exceeding the trailing-quarter volume by $53.0 million and the year-earlier volume by $424.2 million.

Multi-family loans represented $4.1 billion, or 71.3%, of loans produced for investment in the current six-month period, reflecting a $1.1 billion, or 37.7%, increase from the year-earlier six-month amount. Second-quarter originations accounted for $2.1 billion of year-to-date originations, exceeding the trailing-quarter volume by $165.0 million and the year-earlier volume by $713.9 million.

Commercial real estate (“CRE”) loans represented $809.1 million of loans produced for investment in the first half of 2014, a $247.6 million decrease from the year-earlier amount. Second-quarter originations accounted for $336.4 million of the year-to-date volume, and were down $136.2 million sequentially and $333.8 million year-over-year.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios:

(dollars in thousands)	June 30, 2014		December 31, 2013
Multi-Family Loan Portfolio:
Loans outstanding	$22,327,031		$20,714,197
Percent of total held-for-investment loans	69.8%		69.4%
Average loan size	$4,755		$4,530
Expected weighted average life	2.8	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,622,204		$7,366,138
Percent of total held-for-investment loans	23.8%		24.7%
Average loan size	$4,911		$4,720
Expected weighted average life	3.3	years	3.3	years

Also included in non-covered loans held for investment at the end of the second quarter were one-to-four family loans of $690.0 million; acquisition, development, and construction (“ADC”) loans of $342.9 million; and commercial and industrial (“C&I”) loans of $968.2 million.

Reflecting the establishment of NYCB Specialty Finance, LLC in the year-earlier second quarter, specialty finance loans and leases represented $321.5 million of total C&I loans at June 30, 2014. In addition, specialty finance loans and leases represented $294.2 million, or 51.1%, of C&I loans produced in the current six-month period and $189.2 million, or 59.2%, of the C&I loans produced in the second quarter of this year.

Loans Held for Sale

Loans held for sale totaled $308.9 million at June 30, 2014, exceeding the March 31st balance by $42.7 million and the December 31st balance by a more modest amount. Originations of one-to-four family loans held for sale accounted for $1.3 billion of total loans produced in the current six-month period, including $743.3 million of total loans produced in the second quarter of this year.

Largely reflecting the impact of residential mortgage interest rates on new home purchases and refinancing activity, the volume of one-to-four family loans produced for sale in the current second quarter was $1.3 billion less than the year-earlier volume; sequentially, the volume of originations rose $106.5 million. The average balance of loans held for sale was $274.5 million in the current second quarter, as compared to $230.6 million and $768.3 million, respectively, in the trailing and year-earlier three months.

Covered Loans

Primarily reflecting repayments, loans acquired in FDIC-assisted transactions declined $192.0 million from the December 31, 2013 balance to $2.6 billion at June 30, 2014. The latter balance represented 7.4% of total loans.

In the three months ended June 30, 2014, March 31, 2014, and June 30, 2013, accretion on the covered loan portfolio was $34.9 million, $34.7 million, and $39.8 million, respectively.

Pipeline

The Company currently has a loan pipeline of approximately $2.6 billion, including loans held for investment of approximately $2.0 billion and one-to‐four family loans held for sale of approximately $555.0 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

In the six months ended June 30, 2014, the quality of the Company’s assets was reflected in its ratios of non-performing non-covered loans and assets to total non-covered loans and assets, and its ratio of net charge-offs to average loans, all of which declined.

Non-performing non-covered loans fell $34.8 million sequentially to $78.6 million, representing 0.25% of total non-covered loans, at June 30, 2014. As a result of this decline and a more modest decrease in OREO over the course of the quarter, non-performing non-covered assets fell $38.2 million sequentially, to $145.8 million, representing 0.32% of total non-covered assets, at quarter-end. The respective declines were primarily due to a group of non-performing multi-family loans to a single borrower, in the amount of $32.2 million, that transitioned to OREO in the second quarter. The underlying properties were subsequently sold in June.

In addition, the balance of loans 30 to 89 days past due declined significantly, to $4.0 million, from $18.6 million at the end of the trailing quarter and $37.1 million at December 31st. As a result, total delinquencies amounted to $149.8 million at the end of the second quarter, reflecting three- and six-month improvements of $52.8 million and $62.2 million, or 26.1% and 29.3%, respectively.

The three-month decline in loans 30 to 89 days past due was largely due to an $11.0 million reduction in past due CRE loans to $878,000, while the six-month decline was primarily due to a $32.6 million reduction in past due multi-family loans. The latter decline reflected the disposition of two multi-family loans totaling $30.9 million in the first quarter of this year.

Furthermore, the Company recorded net recoveries of $112,000 in the current second quarter, as compared to net charge-offs of $2.6 million and $4.7 million, respectively, in the trailing and year-earlier three months.

The following table summarizes the Company’s non-performing non-covered loans and assets at June 30, 2014, March 31, 2014, and December 31, 2013:

(in thousands)	June 30, 2014	March 31, 2014	December 31, 2013
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$33,668	$68,012	$58,395
Commercial real estate	27,054	27,014	24,550
One-to-four family	9,189	9,640	10,937
Acquisition, development, and construction	2,328	2,328	2,571
Total non-accrual non-covered mortgage loans	$72,239	$106,994	$96,453
Other non-accrual non-covered loans	6,375	6,385	7,084
Total non-performing non-covered loans	$78,614	$113,379	$103,537
Non-covered other real estate owned	67,186	70,655	71,392
Total non-performing non-covered assets	$145,800	$184,034	$174,929

The following table presents the Company's asset quality measures at or for the three months ended June 30, 2014, March 31, 2014, and December 31, 2013:

	June 30, 2014	March 31, 2014	December 31, 2013
Non-performing non-covered loans to total
non-covered loans	0.25%	0.37%	0.35%
Non-performing non-covered assets to total
non-covered assets	0.32	0.41	0.40
Net (recoveries) charge-offs during the period to
average loans during the period (non-annualized)	(0.00)	0.01	0.01
Allowance for losses on non-covered loans
to non-performing non-covered loans	177.41	122.92	137.10
Allowance for losses on non-covered loans
to total non-covered loans	0.44	0.45	0.48

Securities

Securities represented $7.8 billion, or 16.0%, of total assets at June 30, 2014, down $158.1 million from the balance at December 31, 2013. Securities held to maturity accounted for $7.5 billion, or 96.9%, of the June 30th balance, and were down $122.4 million from the balance at year-end. In addition, government-sponsored enterprise (“GSE”) obligations represented 95.8% of total securities at the close of the second quarter, as compared to 95.5% at December 31st.

Funding Sources

Largely reflecting a campaign to increase deposits, total deposits rose $1.7 billion, or 6.6%, from the December 31st balance to $27.4 billion at June 30, 2014. While certificates of deposit (“CDs”) declined $212.9 million during such time, to $6.7 billion, the reduction was far exceeded by a $1.3 billion increase in NOW and money market accounts to $11.9 billion; a $477.6 million increase in savings accounts to $6.4 billion; and an $84.3 million increase in non-interest-bearing accounts to $2.4 billion. Deposits represented 56.3% of total assets at the close of the second quarter, an increase from 55.0% at December 31st.

Borrowed funds rose $196.7 million during this time, to $15.3 billion, primarily reflecting a $196.6 million increase in wholesale borrowings from the year-end balance to $14.9 billion at the end of June. Notwithstanding the increase, wholesale borrowings represented 30.7% of total assets at the end of the second quarter, as compared to 31.6% at December 31st.

Stockholders’ Equity

Stockholders’ equity totaled $5.8 billion at the close of the second quarter, a $25.4 million increase from the balance at December 31, 2013. Excluding goodwill and core deposit intangibles (“CDI”) from the balances recorded at the end of June and December, tangible stockholders’ equity rose $29.8 million to $3.3 billion at June 30, 2014.(2)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank (together, the “Banks”) continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release. Furthermore, if the Basel III Capital Rules, as fully phased in, had been effective at the end of the second quarter, it is management’s expectation that the Company and the Banks would have met all capital adequacy requirements under such rules at that date.

Earnings Summary for the Three Months Ended June 30, 2014

The Company generated GAAP earnings of $118.7 million, or $0.27 per diluted share, in the current second quarter, as compared to $115.3 million, or $0.26 per diluted share, in the first quarter of 2014 and $122.5 million, or $0.28 per diluted share, in the second quarter of last year.

Included in the trailing-quarter amount was a one-time charge to income tax expense of $4.5 million, the impact of which was offset by a $2.9 million after-tax gain on the sale of securities and a $2.3 million after-tax gain on the sale of Visa Class B shares.

Net Interest Income

Net interest income was $283.5 million in the current second quarter, down $658,000 from the trailing-quarter amount. Although interest income rose $2.6 million sequentially, to $417.9 million, the increase was exceeded by a $3.2 million increase in interest expense to $134.4 million. In addition, the Company’s net interest margin declined six basis points quarter-over-quarter, to 2.66% in the three months ended June 30, 2014. The following factors contributed to the linked-quarter reductions:

  Prepayment penalty income accounted for $19.3 million of the interest income recorded in the current second quarter, and $20.4 million of the trailing-quarter amount. In addition, prepayment penalty income contributed 18 basis points to the current second-quarter margin, and 19 basis points to the margin in the trailing three months. Absent the contribution of prepayment penalty income, the linked-quarter decline in the margin was five basis points.
  The average balance of interest-earning assets rose $1.0 billion sequentially, to $42.6 billion, the net effect of a $1.1 billion increase in the average balance of loans to $34.1 billion and a $104.9 million decrease in the average balance of securities and money market investments to $8.4 billion. The benefit of the increase in the average balance was tempered by the impact of a seven-basis point decline, to 3.93%, in the average yield on interest-earning assets, primarily reflecting the replenishment of the balance sheet at lower yields. The average yield on loans fell eight basis points to 4.11% in the current second quarter, while the average yield on securities and money market investments fell 10 basis points to 3.19%.
  In the second quarter of 2014, the average balance of interest-bearing liabilities rose $757.1 million sequentially, to $39.3 billion, as a $942.3 million increase in the average balance of interest-bearing deposits, to $24.5 billion, was tempered by a $185.3 million reduction in the average balance of borrowed funds to $14.9 billion. Meanwhile, the average cost of interest-bearing liabilities declined one basis point, to 1.37%, in the quarter, even as the average costs of interest-bearing deposits and borrowed funds rose one and three basis points, respectively, to 0.59% and 2.65%.

Provisions for (Recovery of) Loan Losses

Provision for Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the allowance for losses on non-covered loans, no provision for such losses was recorded in the first or second quarter of 2014. In the second quarter of 2013, the Company recorded a $5.0 million provision for losses on non-covered loans.

Provision for (Recovery of) Losses on Covered Loans

Largely reflecting a decrease in expected cash flows from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recorded a $188,000 provision for covered loan losses in the current second quarter and a $4.6 million provision for such loan losses in the second quarter of last year. The respective provisions were partly offset by FDIC indemnification income of $150,000 and $3.7 million, which was recorded in non-interest income in the respective periods.

In the first quarter of 2014, the Company recovered $14.6 million from the allowance for covered loan losses in connection with an increase in expected cash flows on certain pools of acquired loans. Because these loans were covered by FDIC loss sharing agreements, the recovery recorded in the first quarter was partly offset by FDIC indemnification expense of $11.7 million, as discussed under “Non-Interest Income” below.

Non-Interest Income

Non-interest income totaled $52.6 million in the current second quarter, reflecting a linked-quarter increase of $15.4 million and a $1.2 million decrease year-over-year. The sequential increase was largely due to a $10.8 million rise in other non-interest income to $20.6 million, primarily reflecting the benefit of a $6.0 million gain on the aforementioned sale of multi-family buildings that had been classified as OREO.

To a lesser extent, the sequential increase in non-interest income was supported by a $681,000 rise in mortgage banking income to $15.3 million, the net effect of a $1.1 million increase in income from originations to $4.9 million and a $464,000 decline in income from servicing to $10.4 million. In the trailing quarter, the Company’s non-interest income was reduced by FDIC indemnification expense of $11.7 million, the impact of which was partly offset by net securities gains of $4.9 million and a $3.9 million gain on the sale of Visa Class B shares.

In contrast, the year-over-year decline in non-interest income was the net effect of a $7.9 million reduction in mortgage banking income and an $11.2 million rise in other non-interest income, which included the aforementioned gain on the sale of OREO. The decline in mortgage banking income was primarily due to a $12.2 million decline in income from originations, as refinancing activity decreased, which was tempered in part by a $4.2 million rise in servicing income.

Non-Interest Expense

Non-interest expense totaled $147.8 million in the current second quarter, a $1.5 million increase from the trailing-quarter level and a $3.8 million decrease from the year-earlier amount. The sequential increase was the net effect of a $1.8 million rise in operating expenses to $145.8 million, and a $241,000 decrease in CDI amortization to $2.1 million. The year-over-year decline was attributable to a $1.7 million decrease in operating expenses, together with a $2.1 million reduction in the amortization of CDI.

The sequential increase in operating expenses was attributable to a $4.3 million rise in general and administrative (“G&A”) expense to $46.5 million, primarily reflecting costs associated with the management and disposition of OREO. The rise in G&A expense was largely tempered by a $1.6 million decline in occupancy and equipment expense to $24.4 million and an $897,000 decrease in compensation and benefits expense to $74.8 million. The year-over-year decline in operating expenses was driven by a $2.6 million reduction in compensation and benefits expense, which exceeded the impact of an $827,000 increase in G&A expense and occupancy and equipment expense, combined.

Income Tax Expense

Income tax expense fell $5.1 million sequentially to $69.4 million in the three months ended June 30, 2014, while the effective tax rate fell to 36.9% from 39.2%. In the first quarter of this year, the Company’s net deferred tax liability balance included a one-time increase of $4.5 million in connection with the enactment of certain New York State tax legislation on March 31st. Year-over-year, the Company’s income tax expense declined by $456,000, while the effective tax rate rose 59 basis points. Pre-tax income totaled $188.1 million in the current second quarter, $1.6 million less than the trailing-quarter level and $4.3 million less than the level recorded in the second quarter of last year.

About New York Community Bancorp, Inc.

With assets of $48.6 billion at June 30, 2014, New York Community Bancorp, Inc. currently ranks 20th among the largest U.S. bank holding companies, and is a leading producer of multi‐family mortgage loans in New York City, with an emphasis on apartment buildings that are rent-regulated and feature below‐market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with over 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 30 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, July 23, 2014, at 8:30 a.m. (Eastern Time) to discuss its second quarter 2014 performance and strategies. The conference call may be accessed by dialing (866) 952-1906 (for domestic calls) or (785) 424-1825 (for international calls) and providing the following access code: 2Q14NYCB. A replay will be available approximately two hours following completion of the call through midnight on July 27th, and may be accessed by calling (800) 688-9459 (domestic) or (402) 220-1373 (international) and providing the same access code. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 20, 2014.

Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10‐K for the year ended December 31, 2013 and our Form 10-Q for the three months ended March 31, 2014, including in the Risk Factors section of these and other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text
(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 10 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

- Financial Statements and Highlights Follow ‐

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$668,950	$644,550
Securities:
Available-for-sale	245,047	280,738
Held-to-maturity	7,547,911	7,670,282
Total securities	7,792,958	7,951,020
Loans held for sale	308,895	306,915
Non-covered mortgage loans held for investment:
Multi-family	22,327,031	20,714,197
Commercial real estate	7,622,204	7,366,138
One-to-four family	689,966	560,730
Acquisition, development, and construction	342,864	343,282
Total non-covered mortgage loans held for investment	30,982,065	28,984,347
Non-covered other loans held for investment	1,003,875	853,642
Total non-covered loans held for investment	31,985,940	29,837,989
Less: Allowance for losses on non-covered loans	(139,473)	(141,946)
Non-covered loans held for investment, net	31,846,467	29,696,043
Covered loans	2,596,659	2,788,618
Less: Allowance for losses on covered loans	(49,626)	(64,069)
Covered loans, net	2,547,033	2,724,549
Total loans, net	34,702,395	32,727,507
Federal Home Loan Bank stock, at cost	571,708	561,390
Premises and equipment, net	288,494	273,299
FDIC loss share receivable	441,030	492,674
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	11,835	16,240
Other assets (includes $35,410 and $37,477, respectively, of
other real estate owned covered by loss sharing agreements)	1,691,271	1,585,476
Total assets	$48,604,772	$46,688,287

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$11,879,490	$10,536,947
Savings accounts	6,398,988	5,921,437
Certificates of deposit	6,719,176	6,932,096
Non-interest-bearing accounts	2,354,815	2,270,512
Total deposits	27,352,469	25,660,992
Borrowed funds:
Wholesale borrowings	14,939,128	14,742,576
Other borrowings	362,538	362,426
Total borrowed funds	15,301,666	15,105,002
Other liabilities	189,619	186,631
Total liabilities	42,843,754	40,952,625
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 442,659,460 and 440,873,285 shares issued; and 442,655,048 and 440,809,365 shares outstanding, respectively)	4,427	4,409
Paid-in capital in excess of par	5,354,905	5,346,017
Retained earnings	434,336	422,761
Treasury stock, at cost (4,412 and 63,920 shares, respectively)	(66)	(1,032)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	3,100	277
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(5,570)	(5,604)
Pension and post-retirement obligations, net of tax	(30,114)	(31,166)
Total accumulated other comprehensive loss, net of tax	(32,584)	(36,493)
Total stockholders’ equity	5,761,018	5,735,662
Total liabilities and stockholders’ equity	$48,604,772	$46,688,287

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Interest Income:
Mortgage and other loans	$350,557	$345,530	$388,156	$696,087	$755,155
Securities and money market investments	67,325	69,781	48,418	137,106	94,226
Total interest income	417,882	415,311	436,574	833,193	849,381

Interest Expense:
NOW and money market accounts	9,371	8,396	9,777	17,767	18,952
Savings accounts	8,259	6,473	5,206	14,732	9,227
Certificates of deposit	18,464	19,060	21,782	37,524	44,017
Borrowed funds	98,296	97,232	99,925	195,528	202,125
Total interest expense	134,390	131,161	136,690	265,551	274,321
Net interest income	283,492	284,150	299,884	567,642	575,060
Provision for losses on non-covered loans	--	--	5,000	--	10,000
Provision for (recovery of) losses on covered loans	188	(14,630)	4,618	(14,442)	9,120
Net interest income after provisions for (recoveries of) loan losses	283,304	298,780	290,266	582,084	555,940

Non-Interest Income:
Mortgage banking income	15,291	14,610	23,216	29,901	49,325
Fee income	9,430	8,894	9,961	18,324	18,733
Bank-owned life insurance	6,813	6,829	7,337	13,642	14,590
Net gain on sales of securities	262	4,873	123	5,135	16,745
FDIC indemnification income (expense)	150	(11,704)	3,694	(11,554)	7,296
Gain on Visa shares sold	--	3,856	--	3,856	--
Other income	20,647	9,877	9,414	30,524	22,607
Total non-interest income	52,593	37,235	53,745	89,828	129,296

Non-Interest Expense:
Operating expenses:
Compensation and benefits	74,843	75,740	77,400	150,583	160,906
Occupancy and equipment	24,380	25,998	24,159	50,378	47,759
General and administrative	46,531	42,264	45,925	88,795	90,494
Total operating expenses	145,754	144,002	147,484	289,756	299,159
Amortization of core deposit intangibles	2,082	2,323	4,181	4,405	8,602
Total non-interest expense	147,836	146,325	151,665	294,161	307,761
Income before income taxes	188,061	189,690	192,346	377,751	377,475
Income tax expense	69,373	74,436	69,829	143,809	136,283
Net Income	$118,688	$115,254	$122,517	$233,942	$241,192

Basic earnings per share	$0.27	$0.26	$0.28	$0.53	$0.55
Diluted earnings per share	$0.27	$0.26	$0.28	$0.53	$0.55

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)

(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 11 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended June 30, 2014, March 31, 2014, and June 30, 2013, and for the six months ended June 30, 2014 and 2013, follow:

(in thousands, except per share data)	For the Three Months Ended			For the Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
GAAP Earnings	$118,688	$115,254	$122,517	$233,942	$241,192
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	7,278	6,664	5,426	13,942	10,963
Associated tax effects	523	1,496	378	2,019	314
Amortization of core deposit intangibles	2,082	2,323	4,181	4,405	8,602
Total additional contributions to tangible stockholders’ equity (1)	9,883	10,483	9,985	20,366	19,879
Cash earnings	$128,571	$125,737	$132,502	$254,308	$261,071

Diluted GAAP Earnings per Share	$0.27	$0.26	$0.28	$0.53	$0.55
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.02	0.02	0.01	0.03	0.02
Associated tax effects	--	--	--	0.01	--
Amortization of core deposit intangibles	--	0.01	0.01	0.01	0.02
Total additions	0.02	0.03	0.02	0.05	0.04
Diluted cash earnings per share	$0.29	$0.29	$0.30	$0.58	$0.59

Cash Earnings Data:
Cash return on average assets	1.07%	1.07%	1.21%	1.07%	1.20%
Cash return on average tangible assets (1)	1.13	1.13	1.28	1.13	1.27
Cash return on average stockholders’ equity	8.92	8.77	9.45	8.85	9.29
Cash return on average tangible stockholders’ equity (1)	15.50	15.33	16.85	15.41	16.55
Cash efficiency ratio (2)	41.20	42.73	40.17	41.95	40.92

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 11 of this release.
(2)

We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES

(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended June 30, 2014, March 31, 2014, and December 31, 2013, and the six months ended June 30, 2014 and 2013, follow:

	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	Dec. 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
(in thousands)
Total Stockholders’ Equity	$5,761,018	$5,742,652	$5,735,662	$5,761,018	$5,688,461
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(11,835)	(13,918)	(16,240)	(11,835)	(23,422)
Tangible stockholders’ equity	$3,313,052	$3,292,603	$3,283,291	$3,313,052	$3,228,908

Total Assets	$48,604,772	$47,567,470	$46,688,287	$48,604,772	$44,185,838
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(11,835)	(13,918)	(16,240)	(11,835)	(23,422)
Tangible assets	$46,156,806	$45,117,421	$44,235,916	$46,156,806	$41,726,285

Tangible Stockholders’ Equity	$3,313,052	$3,292,603	$3,283,291	$3,313,052	$3,228,908
Add back: Accumulated other comprehensive loss,
net of tax	32,584	35,125	36,493	32,584	57,805
Adjusted tangible stockholders’ equity	$3,345,636	$3,327,728	$3,319,784	$3,345,636	$3,286,713

Tangible Assets	$46,156,806	$45,117,421	$44,235,916	$46,156,806	$41,726,285
Add back: Accumulated other comprehensive loss,
net of tax	32,584	35,125	36,493	32,584	57,805
Adjusted tangible assets	$46,189,390	$45,152,546	$44,272,409	$46,189,390	$41,784,090

Average Stockholders’ Equity	$5,767,564	$5,732,105	$5,643,882	$5,749,933	$5,619,182
Less: Average goodwill and core deposit intangibles	(2,449,260)	(2,451,571)	(2,454,191)	(2,450,409)	(2,464,431)
Average tangible stockholders’ equity	$3,318,304	$3,280,534	$3,189,691	$3,299,524	$3,154,751

Average Assets	$47,897,289	$46,872,770	$46,107,450	$47,387,860	$43,553,417
Less: Average goodwill and core deposit intangibles	(2,449,260)	(2,451,571)	(2,454,191)	(2,450,409)	(2,464,431)
Average tangible assets	$45,448,029	$44,421,199	$43,653,259	$44,937,451	$41,088,986

Net Income	$118,688	$115,254	$120,155	$233,942	$241,192
Add back: Amortization of core deposit intangibles,
net of tax	1,249	1,394	1,839	2,643	5,162
Adjusted net income	$119,937	$116,648	$121,994	$236,585	$246,354

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
June 30, 2014	March 31, 2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$34,142,869	$350,557	4.11%	$33,011,094	$345,530	4.19%
Securities and money market investments	8,414,217	67,325	3.19	8,519,165	69,781	3.29
Total interest-earning assets	42,557,086	417,882	3.93	41,530,259	415,311	4.00
Non-interest-earning assets	5,340,203	5,342,511
Total assets	$47,897,289	$46,872,770
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$11,266,689	$9,371	0.33%	$10,609,142	$8,396	0.32%
Savings accounts	6,567,458	8,259	0.50	5,907,399	6,473	0.44
Certificates of deposit	6,648,674	18,464	1.11	7,023,958	19,060	1.10
Total interest-bearing deposits	24,482,821	36,094	0.59	23,540,499	33,929	0.58
Borrowed funds	14,863,156	98,296	2.65	15,048,416	97,232	2.62
Total interest-bearing liabilities	39,345,977	134,390	1.37	38,588,915	131,161	1.38
Non-interest-bearing deposits	2,574,050	2,341,013
Other liabilities	209,698	210,737
Total liabilities	42,129,725	41,140,665
Stockholders’ equity	5,767,564	5,732,105
Total liabilities and stockholders’ equity	$47,897,289	$46,872,770
Net interest income/interest rate spread	$283,492	2.56%	$284,150	2.62%
Net interest margin	2.66%	2.72%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$20,408,197	$17,630	0.35%	$18,857,554	$14,869	0.32%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended June 30,
2014	2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$34,142,869	$350,557	4.11%	$31,941,012	$388,156	4.86%
Securities and money market investments	8,414,217	67,325	3.19	6,051,650	48,418	3.19
Total interest-earning assets	42,557,086	417,882	3.93	37,992,662	436,574	4.60
Non-interest-earning assets	5,340,203	5,867,505
Total assets	$47,897,289	$43,860,167
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$11,266,689	$9,371	0.33%	$9,299,177	$9,777	0.42%
Savings accounts	6,567,458	8,259	0.50	5,045,908	5,206	0.41
Certificates of deposit	6,648,674	18,464	1.11	8,416,283	21,782	1.04
Total interest-bearing deposits	24,482,821	36,094	0.59	22,761,368	36,765	0.65
Borrowed funds	14,863,156	98,296	2.65	12,456,990	99,925	3.22
Total interest-bearing liabilities	39,345,977	134,390	1.37	35,218,358	136,690	1.56
Non-interest-bearing deposits	2,574,050	2,793,703
Other liabilities	209,698	240,490
Total liabilities	42,129,725	38,252,551
Stockholders’ equity	5,767,564	5,607,616
Total liabilities and stockholders’ equity	$47,897,289	$43,860,167
Net interest income/interest rate spread	$283,492	2.56%	$299,884	3.04%
Net interest margin	2.66%	3.15%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$20,408,197	$17,630	0.35%	$17,138,788	$14,983	0.35%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Six Months Ended
June 30, 2014	June 30, 2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$33,580,108	$696,087	4.15%	$31,778,910	$755,155	4.75%
Securities and money market investments	8,466,401	137,106	3.25	5,748,153	94,226	3.27
Total interest-earning assets	42,046,509	833,193	3.97	37,527,063	849,381	4.53
Non-interest-earning assets	5,341,351	6,026,354
Total assets	$47,387,860	$43,553,417
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$10,939,732	$17,767	0.33%	$9,135,075	$18,952	0.42%
Savings accounts	6,239,252	14,732	0.48	4,778,983	9,227	0.39
Certificates of deposit	6,835,279	37,524	1.11	8,637,253	44,017	1.03
Total interest-bearing deposits	24,014,263	70,023	0.59	22,551,311	72,196	0.65
Borrowed funds	14,955,274	195,528	2.64	12,419,348	202,125	3.28
Total interest-bearing liabilities	38,969,537	265,551	1.37	34,970,659	274,321	1.58
Non-interest-bearing deposits	2,458,175	2,734,122
Other liabilities	210,215	229,454
Total liabilities	41,637,927	37,934,235
Stockholders’ equity	5,749,933	5,619,182
Total liabilities and stockholders’ equity	$47,387,860	$43,553,417
Net interest income/interest rate spread	$567,642	2.60%	$575,060	2.95%
Net interest margin	2.69%	3.05%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.07	x

Core deposits (1)	$19,637,159	$32,499	0.33%	$16,648,180	$28,179	0.34%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
GAAP EARNINGS DATA:
Net income	$118,688	$115,254	$122,517	$233,942	$241,192
Basic earnings per share	0.27	0.26	0.28	0.53	0.55
Diluted earnings per share	0.27	0.26	0.28	0.53	0.55
Return on average assets	0.99%	0.98%	1.12%	0.99%	1.11%
Return on average tangible assets (1)	1.06	1.05	1.21	1.05	1.20
Return on average stockholders’ equity	8.23	8.04	8.74	8.14	8.58
Return on average tangible stockholders’ equity (1)	14.46	14.22	15.90	14.34	15.62
Efficiency ratio (2)	43.37	44.81	41.71	44.07	42.47
Operating expenses to average assets	1.22	1.23	1.35	1.22	1.37
Interest rate spread	2.56	2.62	3.04	2.60	2.95
Net interest margin	2.66	2.72	3.15	2.69	3.05
Effective tax rate	36.89	39.24	36.30	38.07	36.10
Shares used for basic EPS computation	441,155,063	440,570,598	439,452,048	440,864,462	439,079,827
Shares used for diluted EPS computation	441,155,063	440,570,598	439,455,346	440,864,462	439,083,272
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(2)	We calculate our GAAP efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	June 30, 2014	March 31, 2014	December 31, 2013
CAPITAL MEASURES:
Book value per share	$13.01	$12.97	$13.01
Tangible book value per share (1)	7.48	7.44	7.45
Stockholders’ equity to total assets	11.85%	12.07%	12.29%
Tangible stockholders’ equity to tangible assets (1)	7.18	7.30	7.42
Tangible stockholders’ equity to tangible assets excluding
accumulated other comprehensive loss, net of tax (1)	7.24	7.37	7.50
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

	June 30, 2014	March 31, 2014	December 31, 2013
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Leverage capital ratio	7.66%	7.79%	7.86%
Tier 1 risk-based capital ratio	11.59	11.98	12.22
Total risk-based capital ratio	12.24	12.65	12.96
New York Commercial Bank
Leverage capital ratio	10.59%	10.82%	11.49%
Tier 1 risk-based capital ratio	14.50	14.69	14.84
Total risk-based capital ratio	14.96	15.12	15.33
(1)

The minimum regulatory requirements for classification as a well capitalized institution are a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032